EXHIBIT (a)(13)

                                  PRESS RELEASE



Wells Financial Corp.                      Contact:      Lonnie R. Trasamar
Wells Federal Bank                                       President and
53 First Street, S.W.                                    Chief Executive Officer
Wells, Minnesota 56097                                   (507) 553-3151
                                                         For Immediate Release
                                                         November 22, 2004

                              WELLS FINANCIAL CORP.
           ANNOUNCES EXTENSION OF MODIFIED DUTCH AUCTION TENDER OFFER



     WELLS, MINNESOTA, November 22, 2004 - Wells Financial Corp. (the "Company") (Nasdaq National Market "WEFC") President and Chief Executive Officer, Mr. Lonnie R. Trasamar, today announced that the Company has extended the expiration date of its modified Dutch auction issuer tender offer for up to 150,000 shares of its common stock previously announced on September 28, 2004, until 5:00 p.m., New York City time, on Friday, December 3, 2004. The Company's offer was previously scheduled to expire at 5:00 p.m., New York City time, on November 19, 2004. As of November 17, 2004, the latest date for which information was available, approximately 164,000 shares of common stock had been tendered and deposited in the offer. It is possible, however, that additional shares may have been tendered or withdrawn between November 17, 2004, and 5:00 p.m. on November 19, 2004, but such information was not available to the Company at the time of this Release. While the terms of the offer remain the same, further extensions to the offer expiration date may be necessary.

     Mr. Trasamar stated that the Company is extending the offer at this time so that the Board of Directors can consider whether additional information relating to the offer should be disseminated to the Company's stockholders.

     Persons with questions regarding the offer and requests for documentation should be made to the Information Agent for the offer, D.F. King & Co., Inc., at
(800) 347-4750.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH STOCKHOLDER'S SHARES IN THE OFFER AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

     Wells Financial Corp. is the holding company of Wells Federal Bank, a federally chartered savings bank headquartered in Wells, Minnesota. The Bank's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC").

     The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Wells Financial Corp. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.